Exhibit 99.1

For immediate release	For information, contact
First Citizens
Janice C. Burt
Phone: (803) 931-8539
Fax: (803) 312-8850
Email: janburt@firstcitizensonline.com

First Citizens Completes People’s Acquisition

Columbia, S.C., May 3, 2005 – On May 1, 2005, First Citizens Bank and Trust Company, Inc. and People’s Community Capital Corporation, bank holding company with bank headquarters in Aiken, South Carolina, completed their merger. The subsidiary of People’s Community Capital Corporation – People’s Community Bank of South Carolina – has officially become a division of First Citizens Bank.

People’s Community bank has a total of three offices in Aiken and North Augusta, South Carolina and operates Peoples Financial Services, a subsidiary offering brokerage and insurance services. In the immediate future there will be no change in name for People’s Community Bank while management and staffing at each of the People’s Community branches will also remain the same.

Tommy Wessinger, Chairman and Chief Executive Officer of People’s Community Capital Corporation emphasized that customers can look forward to the same friendly faces and personal service in their local offices. Thomas H. Lyles remains as President of Peoples Community Bank.

Jim Apple, Chairman and Chief Executive Officer of First Citizens notes that the customer-centered culture of People’s Community Bank fits well with that of First Citizens. “We share the same strong foundation in community banking and personalized service,” Apple explains. “I anticipate that a great deal of synergy will be derived from our working together, and I am excited to have them as new members of the First Citizens corporate family.”

First Citizens Bancorporation, Inc. is the parent company of First Citizens Bank and Trust Company, Inc. and The Exchange Bank of South Carolina, Inc. First Citizens offers services in commercial and retail banking through its 150 offices in South Carolina and its seven offices in Georgia. The Exchange Bank operates four offices in South Carolina. As of March 31, 2005, First Citizens Bancorporation had total consolidated assets of $4.75 billion.

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